Exhibit 5.13

CONSENT OF EXPERT

January 25, 2017

British Columbia Securities Commission

Alberta Securities Commission

Financial and Consumer Affairs Authority of Saskatchewan

The Manitoba Securities Commission

Ontario Securities Commission

Financial and Consumer Services Commission (New Brunswick)

Nova Scotia Securities Commission

Superintendent of Securities, Prince Edward Island

Superintendent of Securities, Newfoundland and Labrador

Superintendent of Securities, Yukon

Superintendent of Securities, Northwest Territories

Superintendent of Securities, Nunavut

Dear Sirs/Mesdames:

Re:	Alamos Gold Inc. (the “Corporation”)

I refer to the short form prospectus dated January 25, 2017 (the “Prospectus”) of the Corporation, which Prospectus is included in the Corporation’s registration statement on Form F-10 (as filed with the United States Securities and Exchange Commission on January 25, 2017) (the “Registration Statement”) under the United States Securities Act of 1933, as amended (the “Act”).

I hereby consent to (i) being named in the Prospectus and the Registration Statement in connection with my involvement in the preparation of the technical report entitled “Mulatos Project Technical Report Update (2012)” and dated December 21, 2012 (the “Technical Report”), and (ii) the use of the Technical Report in connection with the Prospectus and the Registration Statement and to the inclusion or incorporation by reference of information derived from the Technical Report in the Prospectus and the Registration Statement.

I hereby confirm that I have read the Prospectus and the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein that is derived from the Technical Report or that is within my knowledge as a result of the services performed by me in connection with the Technical Report.

Yours truly,

/s/ Russell A. Browne
Name: Russell A. Browne
Title:
Company: